Ross Miller                                                                    Filed in the office of   Document Number

Secretary of State                                                          /s/Ross Miller              20130242507-36

204 North Carson Street, Suite 1                                  Ross Miller                  Filing Date and Time

Carson City, Nevada 89701-4520                                 Secretary of State        04/11/2013 9:11 AM

(775) 684-5708                                                              State of Nevada           Entity Number

                                                                                                                      C33319-2001

CERTIFICATE OF AMENDMENT

(Pursuant to NRS 78.386 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78,390 – After issuance of Stock)

1.  Name of corporation:

Java Express, Inc.

2.  The articles have been amended as follows: (provide article numbers, (if available)

Article I – Name

The name of the corporation is “Sundance Strategies, Inc.”

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Shareholder approval not required.

4.  Effective date and time of filing: (optional)  Date: 4/17/2013   Time: 8:00 AM

                                                                             (must not be later that 90 days after the certificate is filed)

5.  Signature:

/s/Randall Pearson

Signature of Officer

*  If any proposed amendment would alter or change any preference or any relative or other right given to any calss or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.